Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated May 11, 2023, relating to the financial statements of Notable Labs, Inc. appearing in the Registration Statement No. 333-271826 on Form S-4 of Vascular Biogenics Ltd. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

October 17, 2023